EXHIBIT 1

AGREEMENT OF JOINT FILING

Alta Fundamental Advisers LLC, Jeremy Carton and Gilbert Li hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: February 10, 2017

ALTA FUNDMENTAL ADVISERS LLC

By:	/s/ Michael Ring
Michael Ring
Chief Financial Officer

JEREMY CARTON

/s/ Jeremy Carton

GILBERT LI

/s/ Gilbert Li